EXHIBIT 99.1
FOR RELEASE: August 2, 2011
Contact: Brian Dingerdissen
Director, Investor Relations
610.645.1191
bjdingerdissen@aquaamerica.com
Donna Alston
Director, Communications
610.645.1095
dpalston@aquaamerica.com
AQUA AMERICA REPORTS RECORD EARNINGS FOR SECOND QUARTER
Surpasses analysts’ expectations; Board increases dividend 6.5 percent, 21st increase in 20 years
BRYN MAWR, PA, August 2, 2011 — Aqua America, Inc. (NYSE: WTR) today reported record second quarter results for the quarter ending June 30, 2011. For the quarter, net income rose to $37.6 million from $29.9 million in the same quarter of 2010, an increase of 26 percent. Earnings per diluted share for the quarter were $0.27 compared to $0.22 for the second quarter of 2010, on one percent more shares outstanding. Revenues for the quarter were $188.2 million compared to $178.4 million in the same period of 2010, an increase of 5.5 percent. Second quarter net income and cash generation were positively impacted by increased sales, cost controls (improving margins), and the net state tax benefits of $3.5 million from the 100 percent bonus depreciation for the quarter resulting from the regulatory treatment afforded to such items.
Income before the effect of the net state income tax benefits associated with 100 percent bonus depreciation (a non-GAAP financial measure) also increased substantially to $34.1 million, or 14 percent higher than 2010 second quarter earnings. The corresponding earnings per diluted share was $0.25, versus $0.22 in the same period of 2010. The second quarter earnings are a record for the second quarter for the company, before accounting for the state bonus depreciation recognition. A reconciliation of non-GAAP to GAAP financial measures is provided in the accompanying financial tables.
On August 2, 2011, the Board of Directors declared a quarterly dividend increase of $0.01 per share from $0.155 to $.165 per share, an increase of 6.5 percent, for the December 1, 2011 quarterly dividend to all shareholders of record on November 17, 2011. On an annualized basis, this increase is equivalent to $0.66 per share or $0.04 above the current annualized dividend rate of $0.62 per share. This was the 21st dividend increase in 20 years. The Board of Directors also declared the regular quarterly cash dividend payment of $0.155 per share payable on September 1, 2011 to all shareholders of record on August 17, 2011. Aqua has paid a consecutive quarterly dividend for more than 65 years.
Aqua America Chairman and CEO Nicholas DeBenedictis said, “The Board’s consistent action of increasing the dividend demonstrates its continued confidence in the company’s strategic business model.”

DeBenedictis added, “The Company’s excellent second quarter results reflect the ability of management to limit operating costs, while at the same time focusing on continued investments for needed infrastructure improvements.”
Operating revenues for the first half of 2011 totaled $359.6 million, an increase of six percent from revenues of $339.0 million for the same period in 2010. For the first two quarters of 2011, net income increased 32 percent to $67.9 million from $51.4 million, and corresponding diluted earnings per share increased to $0.49 from $0.38 for the same period last year. Compared to the first half of 2010, income before the effect of the net state income tax benefits associated with 100 percent bonus depreciation (a non-GAAP financial measure) increased 17 percent to $60.1 million from $51.4 million, and corresponding diluted earnings per share increased to $0.43 from $0.38 for the same period last year.
On July 11, 2011, Aqua America announced an agreement to purchase all of American Water Works Company, Inc.’s (NYSE: AWK) regulated operations in Ohio, acquiring approximately $98 million in additional rate base and 57,000 additional customers (approximately 66 percent customer growth in Ohio), and to simultaneously sell Aqua’s New York regulated operations, which includes approximately $50 million in rate base including 7 water systems, serving approximately 51,000 customers in New York to American Water. The company expects to complete these transactions during the first quarter of 2012 and does not expect to raise new equity to fund the Ohio transaction. Aqua America’s sale of its New York operations will conclude its regulated operations in that state. This is the second transaction Aqua America has made with American Water in the last 7 months. In June the company closed its agreement with American Water in which Aqua America purchased American Water’s regulated Texas operations and sold the bulk of its regulated Missouri operations to American Water.
On July 27, 2011, Aqua America announced an agreement to sell its regulated operations in Maine to Connecticut Water Service, Inc. (NASDAQ:CTWS) for $53.5 million, subject to certain adjustments at closing. Aqua’s Maine operations include 11 systems serving 16,000 customers. This transaction, which is subject to regulatory approval, is expected to close in early 2012.
DeBenedictis said, “These transactions demonstrate the continued commitment to our growth-through-acquisition strategy, including states like Texas and Ohio where we are building critical mass allowing Aqua America subsidiaries to spread their fixed costs over more customers. This should provide more cost efficiency to help address future rates.”
DeBenedictis added, “Ohio and Texas, in addition to our largest state, Pennsylvania, offer opportunities for the water-energy nexus that could have a positive impact on the future of our company. We are prepared to take a responsible and active role in what is becoming the next energy boom—natural gas drilling, which is a very water intensive business that can provide an economic boost well into the future if it’s done right environmentally. We are currently pursuing the growth opportunities provided by the shale drilling industry, and more importantly focusing on the “clean water” aspects of the drilling business.”
Aqua America has continued to expand its operations and completed six acquisitions of water or wastewater utility systems this year. These acquisitions not only included approximately 5,300 customers added through the Texas American acquisition, but also included the water and wastewater system assets of Colvard Farms Subdivision in Chatham County, North Carolina which serve approximately 400 people and two water systems in Virginia that serve approximately 375 people in New Kent and Culpeper counties. Tuck-in acquisitions like the ones in North Carolina and Virginia allow the company to grow its customer base and improve economies of scale by expanding operations to areas within, or just outside, of existing service territories.

For the first half of 2011, operations and maintenance expenses increased less than one percent, compared to the same period in 2010. “Through the first half of 2011, management was diligent in working to control operating costs and they continue to focus on limiting expense growth. I am confident in their ability to continue to improve the operations and maintenance expense to revenue ratio, which at 38.3 percent year-to-date compares favorably to 40.4 percent during the same period of 2010,” said DeBenedictis.
To date in 2011, the company has received water and wastewater rate awards estimated to increase annualized revenues by approximately $18 million in Pennsylvania, Indiana and Ohio, including infrastructure surcharges in various states. The company has approximately $25 million of rate cases pending before seven state regulatory bodies, including rate cases in North Carolina, Texas, and Illinois. The company expects to seek additional rate relief by filing cases and infrastructure surcharges in seven states later in 2011 that are expected to impact 2012 results. The primary driver of these filings is the recovery of capital (infrastructure) investments and increased expenses since the companies’ previous rate filings. The timing and extent to which rate increases might be granted by the applicable regulatory agencies will vary by state.
As part of its capital investment plan, the company has invested $134.4 million in infrastructure improvements through the first six months of 2011. The company remains on track to invest record levels of approximately $325 million, which is roughly three times depreciation, to improve infrastructure and service reliability for its customers.
As of June 30, 2011, Aqua America’s weighted average cost of fixed-rate long-term debt was 5.34 percent, and the company had $63.5 million available on its credit lines. In June Standard and Poor’s reiterated it’s A+ credit rating for Aqua Pennsylvania, Inc., Aqua America’s largest subsidiary.
DeBenedictis said, “I am extremely pleased with our strong performance in the second quarter of 2011. The company was able to achieve record financial results, while at the same time working diligently to complete acquisitions and strategically prune operations to enhance our long-term ability to efficiently deliver quality water and wastewater services to our customers. In addition to our investments in the acquisition of new systems we continue to make significant investments in infrastructure which we are able to increasingly fund internally through our increasing cash generation. We look to continue to execute our long-term strategy, which has provided the core for our earnings growth.”
The company’s conference call with financial analysts will take place on Wednesday, August 3, 2011 at 11 a.m. Eastern Daylight Time. The call will be webcast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com and following the link for Investor Relations. The conference call will be archived in the investor relations section of the company’s Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on August 3, 2011 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 7104800). International callers can dial 719.457.0820 (pass code 7104800).
Aqua America, Inc. is a U.S.-based publicly traded water and wastewater utility holding company, serving approximately 3 million people in Pennsylvania, New York, Ohio, North Carolina, Illinois, Texas, Florida, New Jersey, Indiana, Virginia, Maine, and Georgia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, the continued impact of state tax benefit associated with bonus depreciation on financial results throughout 2011, the expected sale of the company’s operations in Maine, the expected sale of our New York operations and simultaneous purchase of American Water Works’ Ohio operations, the funding of the Ohio transaction without new equity, the expected improvement in the operations and maintenance expense to revenue ratio, the impact of pending rate cases, the company’s plans to file future rate increases and the timing of the impact of such cases, the amount of capital spending by the company planned for 2011 and the increasing funding of capital from internal cash, the continuation of the company’s business model and strategy, and the possible positive impact on the company of water-energy nexus opportunities. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and the cost of capital; disruptions in the credit markets; the success of growth initiatives; and other factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is on file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.
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WTRF

Aqua America, Inc. and Subsidiaries
Selected Operating Data
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Operating revenues	$188,229	$178,444	$359,553	$338,961

Net income attributable to common shareholders	$37,590	$29,855	$67,941	$51,366

Basic net income per common share	$0.27	$0.22	$0.49	$0.38
Diluted net income per common share	$0.27	$0.22	$0.49	$0.38

Basic average common shares outstanding	138,114	136,785	137,971	136,647
Diluted average common shares outstanding	138,781	137,012	138,518	136,960

Aqua America, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Operating revenues	$188,229	$178,444	$359,553	$338,961

Cost & expenses:
Operations and maintenance	70,437	69,310	137,762	136,911
Depreciation	27,578	26,802	54,871	53,002
Amortization	1,931	3,314	3,887	6,486
Taxes other than income taxes	13,446	12,943	27,211	25,803

Total	113,392	112,369	223,731	222,202

Operating income	74,837	66,075	135,822	116,759

Other expense (income):
Interest expense, net	20,106	18,504	40,049	36,934
Allowance for funds used during construction	(1,932)	(1,461)	(3,909)	(3,002)
Gain on sale of other assets	(138)	(110)	(259)	(2,039)

Income before income taxes	56,801	49,142	99,941	84,866
Provision for income taxes	19,211	19,287	32,000	33,500

Net income attributable to common shareholders	$37,590	$29,855	$67,941	$51,366

Net income attributable to common shareholders	$37,590	$29,855	$67,941	$51,366
Other comprehensive income, net of tax:
Unrealized holding gain on investments	92	—	96	902
Reclassification adjustment for loss (gain) reported in net income	(71)	—	(73)	(1,330)

Comprehensive income	$37,611	$29,855	$67,964	$50,938

Net income per common share:
Basic	$0.27	$0.22	$0.49	$0.38
Diluted	$0.27	$0.22	$0.49	$0.38

Average common shares outstanding:
Basic	138,114	136,785	137,971	136,647

Diluted	138,781	137,012	138,518	136,960

Aqua America, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measure
(In thousands, except per share amounts)
(Unaudited)
This press release includes a presentation of “income before net state income tax benefit associated with 100 percent bonus depreciation” and “diluted income per common share before net state income tax benefit associated with 100 percent bonus depreciation” (net state income tax benefit associated with 100 percent bonus depreciation is referred to herein as the “special item”). These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable SEC regulations. These non-GAAP financial measures are derived from our consolidated financial information, and should only be used as a supplement to our GAAP disclosures.
The Company is providing disclosure of the reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures provide investors the ability to measure the Company’s financial operating performance excluding the special item, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other companies. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its historical financial results and to assess the underlying profitability of our core business. As currently enacted, 100 percent bonus depreciation is in effect for qualifying capital additions placed in service from September 8, 2010 through December 31, 2011. The reconciliation of the non-GAAP financial measures to the comparable U.S. GAAP results provided for each period are presented below:
Aqua America, Inc. and Subsidiaries
Income Excluding Net State Income Tax Benefit Associated with 100% Bonus Depreciation
(In thousands, except per share amounts)
(A Non-GAAP, Unaudited Number)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net income attributable to common shareholders (GAAP measure)	$37,590	$29,855	$67,941	$51,366
Less: Net state income tax benefit associated with 100% bonus depreciation	3,483	—	7,811	—

Income attributable to common shareholders before net state income tax benefit associated with 100% bonus depreciation (Non-GAAP financial measure)	$34,107	$29,855	$60,130	$51,366

Net income per common share (GAAP measure):
Basic	$0.27	$0.22	$0.49	$0.38
Diluted	$0.27	$0.22	$0.49	$0.38

Income per common share before net state income tax benefit associated with 100% bonus depreciation (Non-GAAP financial measure):
Basic	$0.25	$0.22	$0.44	$0.38
Diluted	$0.25	$0.22	$0.43	$0.38

Average common shares outstanding:
Basic	138,114	136,785	137,971	136,647

Diluted	138,781	137,012	138,518	136,960

Aqua America, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands of dollars)
(Unaudited)

	June 30,	December 31,
	2011	2010

Net property, plant and equipment	$3,555,852	$3,467,800
Current assets	178,029	146,877
Regulatory assets and other assets	459,301	457,789

	$4,193,182	$4,072,466

Total equity	$1,212,137	$1,174,826
Long-term debt, excluding current portion	1,468,525	1,531,976
Current portion of long-term debt and loans payable	209,386	118,081
Other current liabilities	97,496	105,634
Deferred credits and other liabilities	1,205,638	1,141,949

	$4,193,182	$4,072,466